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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Investor Contact:     Investor Relations
                      Platinum Software Corporation
                      949/450-4008
                      investor_relations@platsoft.com

Media Contact:        Sari Gallagher
                      Platinum Software Corporation
                      949/453-4268
                      sgallagher@platsoft.com


  PLATINUM(R) SOFTWARE CORPORATION ANNOUNCES NEW CORPORATE STRUCTURE FOLLOWING
                      COMPLETION OF MERGER WITH DATAWORKS

  NEW ORGANIZATION DEMONSTRATES THE COMPANY'S PLANS TO COMPETE AGGRESSIVELY IN
          THE MIDMARKET ENTERPRISE RESOURCE PLANNING (ERP) MARKETPLACE

IRVINE, Calif. -- January 5, 1999 -- Platinum Software Corporation (NASDAQ:
PSQL), a leadinG provider of enterprise resource planning (ERP) solutions for the midmarket, today announced its new corporate structure following completion on December 31, 1998, of its previously announced merger with DataWorks. Pursuant to the merger agreement, each share of DataWorks common stock has been converted into .794 of a share of Platinum Software common stock, resulting in the issuance of approximately 11,750,000 shares.

        "With this merger, Platinum Software becomes one of the ten largest ERP vendors in the world, possessing even greater resources for developing, and marketing proven integrated front and back office business applications," said George Klaus, chairman, president and CEO of Platinum Software Corporation. "Development of the next generation of our flagship product, Platinum ERA, will continue to be a primary focus of the company. At that same time, our current plan is to continue to support the ongoing product, service and support requirements of our combined customer base. With the completion of this merger, Platinum Software now has the critical mass of development, sales, consulting and marketing resources to more completely meet our customers' needs, as well as remain an industry pacesetter in midmarket ERP."

        Joining Platinum Software's senior management team are two former DataWorks executives, Stuart Clifton and Norman Farquhar. With over 30 years experience in the industry,


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                             Platinum Software Announces New Corporate Structure
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Clifton, DataWorks former president and CEO, joins Platinum Software as vice chairman and a member of the company's board of directors. Previously, Clifton joined DataWorks as president and CEO in 1987, providing overall executive leadership in corporate marketing and product strategies. Prior to DataWorks, Clifton joined the founding team of Triad Systems Corporation in 1972, and was also with IBM following his graduation from Case Institute of Technology in 1967.

         Farquhar, DataWorks' former executive vice president and chief financial officer, joins Platinum Software as executive vice president and chief financial officer. With 20 years of financial and Wall Street experience in the high technology marketplace, Farquhar has managed six public offerings (both initial and follow-on offerings) as well as 25 mergers and acquisitions. Prior to joining DataWorks in January 1996, Farquhar held positions at Wonderware Corporation, Micro Technology Inc. and Cipher Data Products.

        The addition of both Clifton and Farquhar completes the company's executive management team reporting to Klaus, which includes: Bill Pieser, executive vice president, product operations and marketing; Ken Lally, executive vice president, field and customer operations; Dan Whelan, vice president, North American services; and Vince Sheeran, vice president and general manager of the Clientele Products Group.

        With the addition, of Clifton, Platinum Software's board of directors include:

        o George Klaus, chairman, president and CEO of Platinum Software Corporation

        o  Stuart Clifton, vice chairman, Platinum Software Corporation

        o  Donald Dixon, president of Trident Capital, Inc.

        o  L. John Doerr, general partner of Kleiner Perkins Caufield & Byers

        o  W. Douglas Hajjar, consultant

        o Arthur Marks, general partner and manager of Information Technology Group at New Enterprise Associates

        "As a senior management team, we have aggressively pursued those organizational and functional measures intended to position the company on a strong foundation going forward," stated Klaus. "Though difficult, we believe the decisions we have made will benefit all company stakeholders, including employees and shareholders, as well as our valued partners and customers."

        The merger is being accounted for as a purchase. Following the merger, Platinum Software has approximately 42 million outstanding shares. The company expects that the purchase price in excess of the acquired DataWorks book value will be approximately $18 million. Additionally, the company will take a restructuring charge related to company consolidations in the quarter


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                             Platinum Software Announces New Corporate Structure
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completed on December 31, 1998. Finally, the company announced that it has adopted the DataWorks fiscal year, which ends December 31, to become a calendar year reporting schedule. The company will report its results for the quarter ending December 31, 1998, on February 4, 1999.

        As previously announced, globally dispersed employee reductions and office consolidations will occur this week in areas where there is duplication or redundancy. Following the planned workforce consolidation, the total number of domestic and international employees at the company will be approximately 1,700. This represents an approximate 15% change since the date the merger was announced through both reductions and attrition. Additionally, duplicative offices in the same geographical regions will be consolidated, domestically and internationally.

        Throughout the month of January, Platinum Software will be announcing and providing additional information about further developments of the combined company, including specific product plans and strategies.

ABOUT PLATINUM SOFTWARE CORPORATION

        Platinum Software Corporation develops client/server enterprise resource planning software, including customer service and support, sales force automation, financial accounting, budgeting, manufacturing, and distribution for midmarket corporations worldwide. Founded in 1984, Platinum Software is based in Irvine, California. More information about Platinum Software Corporation, its products and services is available at www.platsoft.com.

                                      # # #

Platinum is a registered trademark of Platinum Software Corporation. All other company and product names mentioned in this document are trademarks of the respective companies with which they are associated and are acknowledged.

The foregoing statements regarding anticipated future results and developments at the company constitute forward-looking information, and actual results could differ materially. Among the factors that could cause actual results to differ are the following: the company's success in integrating the operations, sales forces, and products of the two merging companies; and fluctuations in demand for the company's products, particularly in light of competitive offerings. For a more detailed discussion of those and other risk factors affecting the company's future results, please refer to the company Registration Statement on From S-4 related to the merger, pages 20-29.


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